MiNK Therapeutics Reports Third Quarter 2026 Results, First Pre-Commercial Product Revenue from agenT-797, Randomized ARDS Trial Advancing, and ARPA-H Selection for Deployable Cell Therapies

November 11, 2026

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Patients with serious unmet medical need access agenT-797 through physician-requested named-patient access; generating the Company’s first product revenue
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Selected as the cell therapy for the Draper-led team in ARPA-H’s BoSS program (up to $87 million in program wide funding) to move living medicines toward room temperature deployability
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Randomized Phase 2 ARDS trial of agenT-797 plus standard of care (SOC) enrolling with U.S. dosing expected before year-end in patients with ~40% 28-day mortality, no effective approved therapies (estimated 93,000 U.S. patients annually)
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Data presented at SITC 2026: agenT-797 and MiNK-215 acted as “living senolytics,” clearing senescent cells chemotherapy leaves behind – cells that fuel treatment resistance and fibrotic lung disease; agenT-797 also unlocked tumor-cell killing with BOT/BAL in LM MSS CRC organoids
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Disciplined execution: 23% year-over-year improvement in net loss per share, 44% G&A efficiency gain and the most capital-efficient quarter of 2026

NEW YORK, Nov. 11, 2026 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering unmodified, off-the-shelf allogeneic invariant natural killer T (iNKT) cell therapies, reported financial results for the third quarter ended September 30, 2026, and highlighted a quarter in which agenT-797 realized pre-commercial revenue, its randomized trial in acute respiratory distress syndrome (ARDS) is advancing , and an ARPA-H program selected the Company’s cells to generate living medicines can be delivered without a freezer. Full financial results will be reported on Thursday, November 12, 2026.

iNKT cells coordinate the immune response a tissue requires: resolving infection and inflammation in severe lung injury, overcoming treatment resistance in cancer and clearing the senescent cells that sustain progression and fibrotic scarring. agenT-797 delivers from inventory – without apheresis, HLA matching or lymphodepletion. MiNK is concentrating its own investment on the randomized ARDS trial and using non-dilutive partners to advance key platform programs.

“We now have a randomized trial running in critical illness, multiple clinical programs enrolling and a path toward pivotal development. This quarter, physicians outside our trials began requesting agenT-797 for their patients, bringing our first pre-commercial revenue,” said Jennifer Buell, Ph.D., President and Chief Executive Officer of MiNK Therapeutics. “The same unmodified iNKT cells, from the same donor, that drove a 77% disease control rate in PD-1-refractory gastroesophageal cancer are now in a placebo-controlled trial in ARDS, where nearly four in ten patients die and no effective approved drug changes that outcome. Our focus now is delivering the randomized readout designed to show what these cells can do for these patients.”

Third Quarter 2026 and Recent Highlights

Named-Patient Access Reaches Patients in Multiple Countries, Generating First Pre-commercial Revenue

In the third quarter, MiNK recognized its first pre-commercial product revenue from agenT-797 supplied on a paid, per-patient basis under its international named-patient access program, in collaboration with Orphan Drug Consulting and BAP. The program is now open in multiple countries outside the United States. Every request originates with a treating physician for an individually identified patient with serious unmet medical need and is authorized case by case by the applicable health authority; agenT-797 remains investigational.

The program shows that MiNK’s inventory can supply trials and physician-directed access at the same time; that MiNK can move a living cell therapy across borders with full regulatory and safety oversight; and that physicians are requesting it. MiNK intends to expand this access in all markets where regulations allow.

Randomized ARDS Trial Advancing

MiNK’s randomized, placebo-controlled Phase 2 study of agenT-797 plus standard of care in adults with acute lung injury and moderate-to-severe hypoxemic respiratory failure (C-1300-02) continued enrolling in Lviv, Ukraine during the quarter. U.S. dosing is expected before year-end, with data expected 2H2027.

MiNK plans to advance C-1300-02 as an adaptive trial. The initial randomized stage would enroll 124 patients for initial readout in 2H2027 for the potential to expand. MiNK is pursuing a hierarchical design which will evaluate prevention of patients advancing to veno-venous ECMO and all-cause mortality through Day 28. MiNK is seeking FDA feedback on the development plans for the program.

In August, MiNK presented initial Day 28 observations from the first agenT-797-treated patients at the Military Health System Research Symposium. These very sick patients, several with multidrug-resistant infections, demonstrated resolution of fever, improved oxygenation, resolution of ARDS and recovery from ventilator and vasopressor support, with immune markers in blood and lung fluid tracking recovery. No serious adverse events were attributed to agenT-797.

MiNK estimates that approximately 93,000 U.S. patients annually fall within its initial target population of ventilated, pneumonia-associated moderate-to-severe ARDS. Nearly four in ten patients die within 28 days, and no effective FDA-approved drug has been shown to reduce that mortality.

“I treat ARDS in the ICU, and it is the condition I see most often and can do the least about. We keep patients alive and wait for the immune system to right itself, and too often it does not,” said Terese Hammond, M.D., Head of Inflammatory and Pulmonary Diseases at MiNK Therapeutics. “Because agenT-797 comes from inventory, with no matching or conditioning, it can be given in the window when it matters, in any ICU that can thaw and infuse it. That is why we are running the randomized trial.”

ARPA-H Selects agenT-797 to Prove Cell Therapy Can Be Deployed Without a Freezer

In September, MiNK’s agenT-797 was selected as the therapeutic cell system for the Draper-led Reversible Ambient Biostabilization team under ARPA-H’s BioStabilization Systems (BoSS) program. Supported by up to $87 million in program-wide funding over four years for performers; the initiative seeks to move living medicines from cryogenic storage toward room temperature.

Cold chain is the single largest barrier to taking an allogeneic cell therapy beyond specialized centers. MiNK has already delivered cryopreserved agenT-797 to ventilated patients within days of authorization in a conflict zone; removing the freezer would allow a living immune therapy to be stocked like a conventional drug in community hospitals and austere settings. MiNK participates on a fixed-fee basis, complementing its internally funded clinical priorities.

SITC 2026: One Biology from Oncology to Fibrotic Lung Disease

At SITC 2026, MiNK presented new preclinical findings demonstrating the potential of unmodified and engineered iNKT therapies to address two mechanisms that defeat current treatments: tumor resistance and cellular senescence.

In a human organoid model of microsatellite-stable (MSS) colorectal cancer with liver metastases – a setting with no approved immunotherapy – botensilimab and balstilimab alone produced no significant tumor-cell killing. Adding agenT-797 shifted suppressive macrophages toward an antigen-presenting phenotype and unlocked killing, providing mechanistic support for the ongoing investigator-sponsored Phase 2 study at Scripps (NCT07550088).

With Imperial College London, MiNK showed that agenT-797 and MiNK-215, the Company’s FAP-targeted, IL-15-armored CAR-iNKT candidate, act as living senolytics, clearing the therapy-induced senescent cells that chemotherapy and radiation leave behind. MiNK-215 also eliminated

FAP-expressing fibroblasts that shield tumors and drive scarring. These same cells fuel treatment resistance in cancer and progression in fibrotic lung disease – including in ARDS survivors whose lungs continue to scar after leaving the ICU – giving MiNK a single thread from oncology to the lung. The Company intends to earn it in sequence: randomized evidence first, then senescence and fibrosis in the clinic.

Externally Funded Clinical Programs Advance Alongside the Randomized Trial

An investigator-sponsored Phase 2 study at Scripps is evaluating agenT-797 with botensilimab and balstilimab in patients with MSS colorectal cancer and liver metastases, building on clinical observations in refractory gastrointestinal cancers, including the disease control rate in PD-1-refractory gastroesophageal cancer reported by Memorial Sloan Kettering investigators at AACR 2026.

At the University of Wisconsin–Madison, an investigator-sponsored Phase 1 study of agenT-797 for graft-versus-host disease (GvHD) prevention, funded by an NIAID STTR award and the Mary Gooze Clinical Trial Award, is moving toward first dosing; the University has informed MiNK that it expects the first patient to be scheduled by December 2026.

Together with the C-Further program in pediatric patients with blood cancers and the ARPA-H BoSS participation, MiNK now has four sources of non-dilutive support advancing its pipeline, allowing the Company to concentrate its own resources on the randomized ARDS readout.

Priorities and Anticipated Milestones into 2027

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Activate U.S. ICU sites and begin U.S. dosing in C-1300-02 before year-end 2026; sustain enrollment
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Meet with FDA before year-end on the adaptive Phase 2b/3 design and discuss supportive regulatory designations
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Report comparative data from the randomized ARDS trial in second half of 2027
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Support first patient dosing in the University of Wisconsin GvHD prevention study
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Extend named-patient access to additional markets where regulations allow
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Advance the ARPA-H BoSS deployability program

Third Quarter 2026 Financial Results

MiNK ended the quarter with $7.5 million in cash and cash equivalents, compared with $8.8 million at June 30, 2026. The Company recognized $0.2 million in pre-commercial product revenue – its first – from agenT-797 supplied through the named-patient access program. Because the program is new, revenue is expected to vary from quarter to quarter based on physician requests and case-by-case regulatory authorizations.

Net loss was $2.6 million, or $0.50 per share, compared with $2.9 million, or $0.65 per share, in the prior-year quarter – a 23% reduction in net loss per share. Cash used in operations decreased to approximately $1.3 million from $2.1 million in the second quarter, the lowest quarterly operating cash use of 2026. For the nine months ended September 30, 2026, net loss was $8.4 million, or $1.69 per share, compared with $9.9 million, or $2.39 per share, in the prior-year period.

General and administrative expense declined 44% to $1.0 million, primarily reflecting lower professional fees and stock compensation expense. Research and development expense increased to $1.8 million from $1.1 million, reflecting randomized Phase 2 activity and the translational analyses presented at scientific meetings during the quarter – spending directed where the randomized trial requires it.

MiNK is prioritizing investment in its randomized clinical program while holding other operating expenses down. The Company is pursuing partnerships and licensing, non-dilutive funding such as its ARPA-H BoSS participation, and potential equity or debt financing to strengthen its balance sheet, with the priority of funding the randomized study through its readout.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data

(in thousands) (unaudited)

September 30, 2026 December 31, 2025

Cash and cash equivalents $ 7,471 $ 13,360

Other Financial Information

(in thousands) (unaudited)

Three months ended September 30, Nine months ended September 30,

	2026		2025		2026		2025
Pre-commercial product revenue		$200		$-		$200		$-
Total operating expenses		$2,837		$3,184		$8,936		$9,937
Net loss		$2,552		$2,888		$8,423		$9,892
Net loss per share		0.50		0.65		1.69		2.39
Cash used in operations		$1,276		$941		$5,091		$3,851
Third Quarter 2026 Conference Call and Webcast

MiNK will host a conference call and webcast on Wednesday, November 11, 2026, at 8:30 a.m. Eastern Time to discuss financial results and provide a corporate update.

The live webcast will be accessible at MiNK Therapeutics Investor Relations, with a replay available following the call.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering allogeneic invariant natural killer T (iNKT) cell therapies and precision-targeted immune technologies. MiNK’s proprietary platform is designed to restore immune balance and drive cytotoxic responses across cancer, immune-mediated diseases, and pulmonary immune failure. MiNK’s lead candidate, agenT-797, is an off-the-shelf iNKT cell therapy currently in clinical development for GvHD, solid tumors, and severe pulmonary inflammation. With a scalable cryopreserved manufacturing process and differentiated biology bridging innate and adaptive immunity, MiNK is committed to developing next-generation immune reconstitution therapies. For more information, visit www.minktherapeutics.com or follow us on X @MiNK_iNKT.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential, safety, anticipated benefits and clinical development of agenT-797, MiNK-215 and other iNKT-based therapies; the design, enrollment, U.S. site activation and dosing, endpoints, proposed adaptive Phase 2b/3 design, FDA engagement and timing of data from C-1300-02; the timing and results of investigator-sponsored studies; potential applications of preclinical findings, including in senescence and fibrotic disease; the possible development of room-temperature stabilization technologies; the scope, expansion and continued operation of named-patient access and any revenue from it; estimates of patient populations and market opportunity; and MiNK’s capital resources, financing plans and anticipated milestones. Early clinical observations and preclinical findings may not be predictive of outcomes in controlled studies or patients.

Such statements involve risks and uncertainties, including those detailed in MiNK’s most recent filings with the Securities and Exchange Commission. Actual results may differ materially from those expressed or implied. MiNK cautions investors not to place undue reliance on forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update them except as required by law.

Contacts

Investor Contact: 917-362-1370 | investor@minktherapeutics.com Media Contact: 781-674-4428 | communications@minktherapeutics.com

Source: MiNK Therapeutics